ShopNBC Announces New Credit Facility with PNC Bank

Minneapolis, MN – December 1, 2009 – ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in electronic retailing, today announced that on November 25, 2009, the company entered into an agreement with PNC Bank, National Association (NYSE: PNC), to establish a senior secured revolving credit facility.

The credit facility has a 3-year term and provides for up to a $20 million revolving line of credit to finance working capital investment and fund other company growth initiatives. Borrowings under the credit facility may bear interest at either floating or fixed rates of interest based on the prime rate and LIBOR, respectively, plus variable margins. Borrowings will be secured primarily by the company’s accounts receivable and inventory, and are subject to customary financial and other covenants and conditions. At the time of closing, there were no borrowings against this new credit facility.

About ShopNBC

ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 73 million homes in the United States via cable and satellite television: DISH Network channels 134 and 228; DIRECTV channel 316. As part of the network’s ShopNBC Anywhere initiative, customers can shop via cable and satellite TV, mobile devices (iPhone and iPod Touch), online at www.ShopNBC.com, and streamed live at www.ShopNBC.TV. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Frank Elsenbast
Chief Financial Officer
952-943-6262

Anthony Giombetti
Media Relations
612-308-1190